Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

The entities listed on Schedule 1 attached hereto, as Seller

AND

Ventas Healthcare Properties, Inc., as Buyer

Dated as of October 7, 2011

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TABLE OF CONTENTS

(continued)

PURCHASE AND SALE AGREEMENT

SCHEDULE OF EXHIBITS AND APPENDICES

Schedule 1	Seller

Schedule 2	Allocation of Purchase Price

Schedule 3	Ground Leases

Exhibit A	Legal Description of the Land

Appendix 1.1	Definitions

Appendix 1.3	Escrow Agreement

Appendix 2.1(a)	Proprietary Documents

Appendix 2.2	Property Information

Appendix 2.5	Non-Terminable Service Contracts

Appendix 2.7	Tenant Estoppel Certificate

Appendix 2.8(A)	Ground Lease Estoppel Certificate and Consent

Appendix 2.8(B)	Ground Lease Amendments

Appendix 2.9	Loan Documents

Appendix 2.9(a)	Required Loan Document Modifications

Appendix 2.9(a)(v)	Indemnity Agreement

Appendix 2.10(A)	CCR Estoppel Parties

Appendix 2.10(B)	Form of CCR Estoppel

Appendix 4.3(b)	Bill of Sale and Omnibus Agreement

Appendix 4.3(c)	Assignment and Assumption of Leases

Appendix 4.3(f)	FIRPTA Affidavit

Appendix 4.3(k)	Assignment and Assumption of Ground Lease

Appendix 4.3(o)	Form of Management Agreement

Appendix 6.1(c)	Leasing Expenses; Exceptions to Section 6.1(c) Representations and Warranties

Appendix 6.1(f)	Exceptions to Section 6.1(f) Representations and Warranties

Appendix 6.1(g)	Litigation

Appendix 6.1(l)	Insurance Policies

Appendix 6.1(m)	Zoning

Appendix 6.1(n)	Real Estate Taxes

Appendix 6.1(p)	Ground Lease Commissions

Appendix 9.8	Notice Addresses

PURCHASE AND SALE AGREEMENT

Portfolio 2

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined in Appendix 1.1 hereto), by and between the entities described as “Seller” on Schedule 1 hereto (collectively, “Seller”) and VENTAS HEALTHCARE PROPERTIES, INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, each entity comprising Seller owns a fee or ground leasehold interest in the site next to its name on Schedule 1 hereto (each owned site hereinafter is referred to as an “Owned Site” and each ground leased site hereinafter is referred to as a “Ground Leased Site”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase, the Real Property, together with the Leases, Rents, Personal Property, Intangible Property and Accepted Service Contracts (which capitalized terms are defined in Appendix 1.1 hereto and all of which are collectively referred to herein as the “Property”) upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1 RECITALS; DEFINITIONS; PURCHASE PRICE

1.1 Recitals; Definitions. The recitals set forth above are true and correct and incorporated herein by reference. Certain terms, capitalized but not defined in the body of this Agreement, shall have the meanings ascribed to them on Appendix 1.1 attached hereto.

1.2 Purchase and Sale. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller, the Property on the terms and conditions set forth herein.

1.3 Earnest Money. Within two (2) business days after the Effective Date, Buyer shall deposit the Earnest Money with the Escrow Agent. Contemporaneously with the execution of this Agreement, Seller, Buyer and the Escrow Agent shall execute the escrow agreement substantially in the form of Appendix 1.3 attached hereto (the “Escrow Agreement”). All accrued interest earned on the Earnest Money shall be considered a part of the Earnest Money. The Earnest Money shall be held and disbursed as provided in the Escrow Agreement and, except as otherwise provided in this Agreement, shall be applied to the Purchase Price at Closing.

ARTICLE 2 INSPECTION; LOAN ASSUMPTION

2.1 Inspection; Indemnity.

(a) Inspection. The parties agree that there shall be no “free look period” during which Buyer would have the right to terminate this Agreement for any reason or no reason. At reasonable times and upon reasonable advance notice to Seller and subject to the rights of tenants under the Leases, Buyer and other parties designated by it (the “Buyer’s Representatives”) shall have reasonable access to the Property and all books and records for the Property that are in Seller’s or its property manager’s possession or control for the purpose of conducting surveys, inspections and tests (including reasonable intrusive inspection and sampling), required by Buyer,

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excluding internal valuations, Seller’s software, partnership or other corporate documentation, attorney-client work product, information subject to a binding confidentiality agreement with a third party and other confidential information that is not material in the context of the transaction contemplated hereby and the matters set forth on Appendix 2.1(a) (“Proprietary Documents”); provided, further, that, notwithstanding the foregoing, Buyer shall perform intrusive inspection only after obtaining Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Seller shall have the right to accompany Buyer during its inspection and investigation of the Property. In the course of its investigations, Buyer may make inquiries to third parties, including, without limitation, tenants under the Leases (provided a Seller representative is given the opportunity to be present) and municipal, local and other government and representatives. Except to the extent required by applicable law, prior to Closing, Buyer shall not reveal to any party other than Seller the results of its surveys, inspections and tests.

(b) Indemnity. If any survey, inspection or test damages the Property, Buyer shall promptly restore the Property to substantially the same condition that existed immediately prior to any such survey, inspection or test at Buyer’s sole cost and expense. Buyer shall indemnify, defend, and hold Seller harmless from any and all losses, liens, damages, claims, causes of action, judgments, interest, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs incurred in the defense thereof) arising out of or in connection with (i) a breach of Buyer’s agreements set forth in this Section 2.1, or (ii) physical damage to the Property or bodily injury arising out of or in connection with the rights granted under this Section 2.1; provided however, the indemnity shall not extend to claims or liabilities to the extent arising out of the discovery of any Property condition existing as of the date of this Agreement. Buyer’s obligations under this Section 2.1 shall survive the termination of this Agreement. Buyer shall have the right to conduct a “walk-through” of the Property before Closing, subject to the rights of tenants under the Leases. Prior to Buyer, its representatives, employees, contractors, or agents entering the Property, Buyer shall deliver to Seller commercially reasonable evidence the Buyer has in effect commercial general liability insurance naming Seller as an additional insured, with limits of not less than $1,000,000 each occurrence, with $2,000,000 aggregate for bodily injury, including death resulting therefrom, and broad form property damage, with waiver of subrogation insuring Buyer as named insured and Seller as an additional insured, all of which insurance shall be in such forms and with an insurance company reasonably acceptable to Seller. Buyer shall deliver a copy of the insurance certificates evidencing such insurance to Seller prior to the first entry on the Property. Such coverage may only be terminated or modified upon ten (10) days’ prior written notice to Seller and shall be maintained at all times prior to the earlier of the Close of Escrow or termination of this Agreement.

2.2 Seller’s Delivery of Specified Documents. Seller shall, within two (2) business days after the Effective Date, provide to Buyer true and complete copies of the items set forth on Appendix 2.2 to this Agreement (collectively, the “Property Information”). If any such item is not in Seller’s or its property manager’s possession or control, Seller shall cooperate with Buyer in obtaining or providing the same. During the term of this Agreement, Seller shall provide Buyer with any Property Information as and when it comes into Seller’s or its property manager’s possession or control or is produced by Seller or its property manager after the initial delivery of the Property Information. Without limiting the foregoing, Seller shall make all other documents, files and information concerning the Property in Seller’s possession or control available for Buyer’s inspection at the Property, provided that, notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to provide the Proprietary Documents.

Appendix 9.8 - 2

2.3 Title and Survey.

(a) Buyer, at its sole cost and expense, shall order Title Commitments and Surveys for each Site. Pursuant to that certain letter dated October 5, 2011, issued by the Title Company to Buyer and Seller (the “Title Letter”), the Title Company has agreed to issue the Title Policies in the form of the Pro Forma Policies attached thereto (the “Pro Forma Policies”), subject to the exceptions and conditions set forth in the Title Letter. Seller shall comply with Requirements 2, 4 (other than the payment of those title and escrow charges which are Buyer’s responsibility pursuant to this Agreement) and 5-12 of the Title Letter; provided, however, that Seller’s failure to comply with Requirement 9, after using commercially reasonable efforts to do so, shall constitute the failure of a condition precedent and not a default by Seller hereunder. In addition, Seller shall use commercially reasonable efforts to release or relocate the Utility Easement granted by John C. Lincoln Health Network to Arizona Public Service Company, recorded February 19, 2002 as Document No. 2002-0165758, relating to the Deer Valley II Site, prior to Closing.

(b) In the event that a title exception not contemplated by the Pro Forma Policies arises after the Effective Date, Seller shall promptly notify Buyer of the existence thereof, and Buyer shall have the right to object to such exception by giving written notice (the “Gap Notice”) of such objection within five (5) business days after the earlier of Buyer’s receipt of such notice from Seller or Buyer otherwise becoming aware of the same. If Buyer does not object to any such exception by giving a timely Gap Notice as herein provided, such exception shall be a Permitted Exception. If Buyer timely sends a Gap Notice to Seller, Seller shall have five (5) business days after receipt of the Gap Notice to notify Buyer (i) that Seller will cure such objectionable exception on or before the Closing; or (ii) that Seller will not cause such objectionable exception to be cured. If Seller fails to give written notice of its election within such five (5) business day period, Seller shall be deemed to have elected not to cure the exception objected to in such Gap Notice. If Seller gives Buyer notice under clause (ii) above or fails to give Buyer such a notice, Buyer shall have five (5) business days following receipt of such notice (or, if such Seller shall have not given such a notice, following the expiration of such five (5) business day period) in which to notify Seller in writing that (x) Buyer will nevertheless proceed with the purchase of the Property, in which case title to the applicable Site shall be subject to such exception (i.e., such exception will be deemed to constitute a Permitted Exception), or (y) Buyer may terminate this Agreement, in which event the Earnest Money shall be immediately returned to Buyer and neither party shall have further obligations hereunder, except as specifically set forth herein. If Buyer shall fail to notify Seller of its election under clause (x) or (y) above within said five (5) business day period, then Buyer shall be deemed to have elected to proceed with the purchase of the Property as provided in said clause (x).

(c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall be unconditionally obligated to cure, remove or bond over the following title defects (collectively, the “Liquidated Items”): (a) liens securing a mortgage, deed of trust or trust deed other than Loan Documents securing the Existing Debt to be assumed by Buyer; (b) judgment liens against any or all of Seller or its Affiliates; (c) tax liens (except for the lien of real estate taxes or other assessments not yet due and payable); (d) broker’s liens; (e) any mechanics, materialman or similar liens (except for liens created by Buyer and inchoate liens for amounts not yet due and payable arising under Accepted Service Contracts (defined below) which are assigned to Buyer at Closing); and (f) any notice of violation posted by any applicable governmental authority. Prior to Closing, such Liquidated Items shall be cured or removed (by Endorsement or otherwise, in a form and substance reasonably acceptable to Buyer) or bonded over (in a form and substance reasonably acceptable to Buyer) by Seller. Notwithstanding

Appendix 9.8 - 3

anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove (or insure over, by Endorsement or otherwise, in a form and substance reasonably acceptable to Buyer) or bond over (in a form and substance reasonably acceptable to Buyer) all Liquidated Items, then Buyer may, in its sole discretion and by delivery of written notice to Seller on or prior to Closing, elect to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Buyer, or proceed to Closing with title to the Sites as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure, remove (by Endorsement or otherwise, in a form and substance reasonably acceptable to Buyer) or bond over (in a form and substance reasonably acceptable to Buyer) the Liquidated Items that Seller has failed to cure, remove or bond over as provided above.

2.4 Closing Costs. Buyer agrees that in addition to the closing costs and expenses that Buyer has otherwise agreed to pay pursuant to this Agreement, on the Closing Date, Buyer will pay closing costs of Seller in the amount of $1,000,000 which will be reflected as a Buyer debit and a Seller credit on the closing statements. Seller will use the $1,000,000 credit to fund closing costs and expenses which may include but are not limited to legal expenses, brokerage fees and other costs of the transaction. To the extent that the parties agree to close on less than all of the Sites, the $1,000,000 will be reduced pro-rata with the allocated value per Site.

2.5 Service Contracts. Prior to October 15, 2011, Buyer shall notify Seller as to which Service Contracts Buyer will assume (the “Accepted Service Contracts”). Buyer will assume the obligations arising from and after the Closing Date under the Accepted Service Contracts. Seller shall terminate at Closing all Service Contracts (other than those Service Contracts set forth on Appendix 2.5) that are not so assumed and if Buyer fails to timely provide notice of acceptance, Buyer shall be deemed to not have assumed any Service Contracts.

2.6 Employees. On or prior to the Closing, Seller shall, in compliance with all applicable laws, rules, regulations and orders either terminate those persons employed by Seller in connection with the Property (the “Employees”) or otherwise take necessary action such that Buyer shall have no liability concerning such Employees from and after the Closing.

2.7 Tenant Estoppels. Buyer’s obligation to close the transaction contemplated hereunder is conditioned on its receipt, at least five (5) business days prior to the Closing, of duly executed estoppel certificates from (a) all tenants under Leases where the tenant is the owner or operator of a hospital or health care facility or one of its Affiliates (“Hospital Tenants”), (b) the tenants under all Leases demising 5,000 square feet or more (“Large Tenants”) and (c) the tenants under other Leases sufficient such that Seller shall have obtained estoppel certificates from Hospital Tenants, Large Tenants and other tenants demising a total of eighty percent (80%) of the occupied space at each Site, measured on a site-by-site basis as opposed to an aggregate basis (collectively, the “Estoppel Threshold”). Such estoppels shall be in the form of Appendix 2.7 attached hereto or in the event a tenant refuses to execute such form, in the form as required under its Lease or in such other form that provides either substantially all of the information specified in Appendix 2.7 or substantially all of the information specifically required in the applicable Lease, in each case as determined in the reasonable discretion of Buyer (the “Tenant Estoppels”). Seller shall use reasonable efforts to obtain the signatures of the guarantors on the Tenant Estoppels, but a Tenant Estoppel shall not be invalid based on the absence of one or more guarantor signatures. The Tenant Estoppels must be dated no earlier than thirty (30) days prior to the Closing and not be inconsistent in any material respects with the Rent Roll delivered as part of the initial Property Information and the representations of Seller in Section 6.1. Seller shall provide Buyer with copies of the Tenant Estoppels for Buyer’s review and comment before delivering the Tenant Estoppels to tenants. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels (first in the form attached hereto as Appendix 2.7 and then, if unable to obtain after the expenditure of such efforts, in the form

Appendix 9.8 - 4

required under such Lease) from all tenants under all of the Leases in a timely manner. To the extent that Tenant Estoppels are not obtained and delivered to Buyer from Tenants satisfying the Estoppel Threshold, Seller shall provide its own certificate (a “Seller Estoppel”) covering Tenants sufficient to satisfy the Estoppel Threshold, such certificate to be in the form of Appendix 2.7 (but modified to provide that Seller is making the certifications that such form contemplates the Tenant will make); provided, however, that Seller shall not be able to provide a Seller Estoppel from Tenants demising a total of more than 10% of the occupied space at any Site, any Hospital Tenants or any Large Tenants. In the event that such a Seller Estoppel is delivered to Buyer, and Seller or Buyer later obtains an estoppel certificate from such Tenant, the Seller Estoppel shall be deemed terminated and shall no longer be effective, except to the extent (if any) that the tenant’s estoppels certificate shall differ from Seller Estoppel. All items set forth in Seller Estoppels shall be treated as representations and warranties of Seller made as of the Closing Date, and shall be subject to all of the terms and condition of this Agreement relating to such representations and warranties, including, without limitation, Sections 6.3 and 9.19 below. If the required Tenant Estoppels and/or Seller Estoppels meeting the Estoppel Threshold are not timely delivered to Buyer, or if any Tenant Estoppel or Seller Estoppel either does not meet the foregoing requirements or discloses any facts objectionable to Buyer in its reasonable discretion (or in the case of estoppels in the form required under a Lease, fails to disclose or otherwise discloses facts deemed objectionable by Buyer in its reasonable discretion), Buyer may elect at any time prior to Closing but in all events within five (5) business days after receipt of the Tenant Estoppels or Seller Estoppels in question (as to which date time is of the essence) to either: (i) terminate this Agreement by delivering written notice to Seller on or before Closing in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations hereunder, except as specifically set forth herein; or (ii) waive the satisfaction of this condition and proceed with Closing; or (iii) require Seller to provide a Seller Estoppel for such missing estoppels (notwithstanding the prohibition on Seller Estoppels for certain Tenants described above). If Buyer fails to make a timely election, Buyer shall be deemed to have elected to terminate this Agreement as provided above.

2.8 Ground Lease Estoppel. Buyer’s obligation to close the transaction contemplated hereunder is conditioned on its receipt, at least five (5) business days prior to the Closing, of an estoppel certificate and consent to assignment of each Ground Lease duly executed by the applicable Ground Lessor. Each such estoppel certificate and consent to assignment shall be in the form and substance of the estoppel certificate for the applicable Ground Lease on Appendix 2.8(A) hereof (each, a “Ground Lease Estoppel and Consent”) and shall include, without limitation, a waiver with respect to the transaction contemplated hereby of any right of first refusal, right of first offer, purchase option, or other right or option of the Ground Lessor to purchase all or any interest in the Improvements, the matters described in Section III of Appendix 2.8(A), and the amendments to the applicable Ground Lease described as “Conditions of Closing” in Appendix 2.8(B) (it being noted that Buyer shall have the right to request any of the items described in Appendix 2.8(B) as “Requests, But Not Conditions”). Each Ground Lease Estoppel and Consent must be dated no earlier than thirty (30) days prior to the Closing and not be inconsistent in any material respect with the representations of Seller in Section 6.1. Seller shall provide Buyer with a copy of each Ground Lease Estoppel and Consent for Buyer’s review and comment before delivering the same to the applicable Ground Lessor. Seller shall use commercially reasonable efforts to obtain the Ground Lease Estoppel and Consents from all Ground Lessors in a timely manner. If any required Ground Lease Estoppel and Consent is not timely delivered to Buyer, or if it either does not meet the foregoing requirements or discloses a material default by Seller under the applicable Ground Lease, a material dispute in connection with the applicable Ground Lease or any matter that is inconsistent with a representation or warranty of Seller under this Agreement in any material respect or the terms and provisions of such Ground Lease (including, but not limited to, any right of first refusal, right of first offer, option to purchase or other purchase right of the Ground Lessor that is not waived by the Ground Lessor with respect to the transaction contemplated hereby), Buyer may elect at any time on or prior to Closing but in all events within five (5) business days after receipt of the Ground Lease Estoppel and

Appendix 9.8 - 5

Consent in question (as to which date time is of the essence) to either: (i) terminate this Agreement by delivering written notice to Seller on or before Closing in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations hereunder, except as specifically set forth herein; or (ii) waive the satisfaction of this condition and proceed with Closing. If Buyer fails to make a timely election, Buyer shall be deemed to have elected to terminate this Agreement as provided above.

2.9 Existing Debt.

(a) Assumption of Existing Debt. Subject to Sections 2.9(a)(iv) and 2.9(b) below, each Site (other than the Sierra San Antonio Medical Plaza Site)) is to be conveyed without release of, and Buyer shall accept title to each Site other than the Sierra San Antonio Medical Plaza Site (or a ground leasehold interest therein) subject to, the lien of the applicable existing mortgage and related security instruments and documents listed on Appendix 2.9 attached hereto in favor of the entity or entities set forth as the “Lender” for each Site on Appendix 2.9 (each a “Lender”) with respect to the Site, which mortgage and related documents secure indebtedness evidenced by a promissory note in favor of Lender in the original principal amount listed on Appendix 2.9 (the “Existing Debt”) (herein, such mortgages or deeds of trust, promissory notes and related documents are sometimes collectively referred to as the “Loan Documents”). Such acceptance of the Existing Debt shall be made in accordance with the following:

(i) Conditions to Assumption. It shall be a condition precedent to the obligations of Buyer to close this transaction subject to the Loan Documents that: (i) any required consent of each Lender to the conveyance of the applicable Site (or a ground leasehold interest therein) subject to the Existing Debt and the assumption of the Existing Debt by Buyer shall have been obtained from the applicable Lender; (ii) any terms and conditions imposed by any Lender in connection with issuing such consent shall be satisfactory to Buyer in its sole discretion; (iii) Buyer shall not be obligated to assume any personal liability for any of the undertakings under the Loan Documents, other than the exceptions to non-recourse provisions in the Loan Documents that relate to events, acts or omissions first arising on or after the Closing Date; (iv) as of the Closing Date there shall not exist any uncured default under the Loan Documents and Seller shall have paid in full all interest and other amounts (including, without limitation, installments of principal and interest and any applicable fees, charges or penalties) which are due and payable under the Loan Documents at or prior to Closing; and (v) the form of agreement pursuant to which Buyer shall assume the borrower’s obligations under the Loan Documents from and after the Closing shall be satisfactory to Buyer in its sole discretion, shall have been executed by Lender, shall contain such modifications to the Loan Documents as are set forth on Appendix 2.9(a) (including, with respect to the Desert Samaritan Site, the alternative Loan amendments and consents described in Appendix 2.9(a), if Investor LLC (as hereinafter defined) exercises its right with respect to such Site as described in Section 2.9(a)(vi) below, but excluding, as to all Sites, the modifications set forth on Appendix 2.9(a) that relate to the insurance requirements contained in the Loan Documents), shall contain an acknowledgment from the Lender of the items and documents constituting the Loan Documents, shall contain an acknowledgment from the Lender that the Existing Debt was not funded with funds that constitute “plan assets” (as described in Section 6.1(j) hereof) of any ERISA plan (unless an exemption is available) and that Buyer’s assumption of the Existing Debt will not result in a “prohibited transaction” under ERISA, and shall contain an acknowledgment from the Lender that it has no knowledge of any uncured defaults under the Loan Documents.

Appendix 9.8 - 6

(ii) Assumption Costs. All transfer or other fees charged by any Lender and any costs and expenses charged by any Lender in connection with the transfer of the Property subject to the Existing Debt (other than Default Charges (defined below)), recording costs and expenses relating to the recordation of any mortgage assignment agreement or other documentation relating to the transfer of the Property subject to the Existing Debt, attorneys’ fees incurred by any Lender, any title insurance premiums or costs for endorsements required by any Lender, and any other costs and expenses relating to the transfer or potential transfer of any Site (or a ground leasehold interest therein) subject to the Existing Debt or the assumption of any Existing Debt by Buyer shall be paid by Buyer.

(iii) Cooperation. The parties shall cooperate in good faith and with reasonable diligence to secure the approval of each Lender to the conveyance of the Property subject to each Existing Debt to Buyer. Buyer shall have the right to negotiate directly with each Lender concerning such Lender’s consent, and shall, to the extent practicable, use commercially reasonable efforts to permit Seller (and its counsel) to participate in any such discussions. Buyer and Seller shall promptly provide to Lender all information they may reasonably require in order to obtain Lender’s consent.

(iv) If the conditions set forth above in this Section 2.9(a) have not been satisfied by the Closing Date, then Buyer may, by delivering written notice to Seller on or before the Closing Date, (i) terminate this Agreement, whereupon the Earnest Money shall be returned to Buyer and the parties will have no further obligations under this Agreement, except as expressly stated herein or Buyer may waive such requirement or (ii) proceed to close, in which event Buyer shall provide Seller with a credit at Closing for any prepayment or defeasance costs (other than Default Charges), Seller shall pay off the Existing Debt for the applicable Site, together with any prepayment or defeasance costs associated therewith, out of the proceeds of Closing, and such Site (or a ground leasehold interest therein) shall be conveyed free of any encumbrances relating to such Existing Debt. If Buyer fails to make a timely election, Buyer shall be deemed to have elected to terminate this Agreement.

(v) In the event that any Lender does not agree to release each of (i) Ensemble Real Estate Services, Inc., (ii) Ensemble Investments, LLC, (iii) Ensemble Healthcare Properties, LLC, (iv) Universal Health Realty Income Trust, (v) Kambiz Babaoff, (vi) Randy McGrane, (viii) Michael Moskowitz, (ix) William Molloy and (x) the applicable Seller entity, to the extent applicable from all liabilities arising from and after the Closing Date under any guarantees executed in connection with the Existing Debt, then at Closing, Ventas MOB Holdings, LLC, a Delaware limited liability company, shall provide an indemnity in the form of Appendix 2.9(a)(v).

(vi) Pursuant to that certain Amended and Restated Limited Liability Company Agreement of LHT SH LLC dated December 15, 2004, between LHRET LHT, LLC, a Delaware limited liability company, which is an Affiliate of Buyer, and LHT Investor, LLC (“Investor LLC”), a Delaware limited liability company, which is an Affiliate of California State Teachers’ Retirement System, Investor LLC may elect to have LHT SH LLC or one of its Affiliates purchase the Desert Samaritan Site. If Investor LLC so elects, then (1) the amendments to the Loan Documents for the Desert Samaritan Site shall include the alternative Loan amendments and consents described on Appendix 2.9(a), (2) on or prior to the Closing, Buyer may assign this Agreement as it relates to the Desert Samaritan Site to LHT SH LLC (or one of its Affiliates), and

Appendix 9.8 - 7

(3) LHT SH LLC (or one of its Affiliates) will be added as an addressee of the tenant estoppel certificates and Ground Lease Estoppel and Consent for the Desert Samaritan Site.

(b) Payoff of Existing Debt. Notwithstanding anything to the contrary contained in Section 2.9(a) above, Buyer may, by delivery of written notice to Seller at any time on or prior to the date which is five (5) business days prior to Closing, elect to require Seller to pay off the Existing Debt with respect to one (1) or more Sites, in which event (i) Seller shall pay off the Existing Debt for the applicable Site, together with any prepayment or defeasance costs (including, but not limited to, all legal and professional costs and expenses payable in connection therewith) associated therein, and all costs associated with the release of all applicable encumbrances and liens, out of the proceeds of Closing, and such Site (or a ground leasehold interest therein) shall be conveyed free of any encumbrances relating to such Existing Debt and (ii) Buyer shall provide Seller with a credit at closing in the amount of any prepayment or defeasance costs associated therewith, other than any Default Charges.

2.10 CCR Estoppels. Buyer’s obligation to close the transaction contemplated hereunder is conditioned on its receipt, at least five (5) business days prior to the Closing, of an estoppel certificate from all parties other than Seller to the agreements set forth on Appendix 2.10(A) attached hereto. Each such estoppel certificate shall be in the form and substance of Appendix 2.10(B) hereof (each, a “CCR Estoppel”) and shall include, without limitation, a statement that there are no defaults under the applicable agreement. Each CCR Estoppel must be dated no earlier than thirty (30) days prior to the Closing. Seller shall provide Buyer with a copy of each CCR Estoppel for Buyer’s review and comment before delivering the same to the applicable party. If any required CCR Estoppel is not timely delivered to Buyer, or if it either does not meet the foregoing requirements or discloses a material default by Seller under the applicable CCR, a material dispute in connection with the applicable CCR or any matter that is inconsistent with a representation or warranty of Seller under this Agreement in any material respect, Buyer may elect at any time on or prior to Closing to either: (i) terminate this Agreement by delivering written notice to Seller on or before Closing in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations hereunder, except as specifically set forth herein; or (ii) waive the satisfaction of this condition and proceed with Closing. If Buyer fails to make a timely election, Buyer shall be deemed to have elected to terminate this Agreement as provided above.

ARTICLE 3 OPERATIONS AND RISK OF LOSS

3.1 Ongoing Operations. From the Effective Date through the Closing Date:

(a) Operation of Property. Seller shall maintain the Property substantially in its current condition and in substantial compliance with all applicable Laws and shall use commercially reasonable efforts to cure the matter described in Appendix 6.1(f). Except as necessary to comply with the preceding sentence or to construct tenant improvements in accordance with Leases, Seller shall not make any material alterations to the Property or any portion thereof without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion. Seller will perform its obligations under the Ground Leases, all Leases, Service Contracts and other agreements that may affect the Property in accordance with its past business practices and the requirements of such agreements. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and repair and replacement shall be of equal quality and quantity as existed as of the time of its removal. Neither Seller, nor its employees, agents or contractors, shall knowingly take or fail to take any action that causes Seller’s representations or warranties to become untrue or that causes one or more of Buyer’s conditions to Closing to be unsatisfied.

Appendix 9.8 - 8

(b) New Contracts. Subject to Section 3.1(e), Seller shall not, without Buyer’s prior written consent (which shall not be unreasonably withheld or delayed): (i) materially amend, grant concessions regarding, or enter into any contract or other agreement that will be an obligation affecting the Property after Closing or binding on Buyer after Closing, except Seller may enter into service contracts in the ordinary course of business that are terminable without cause or payment of any fee or compensation on thirty (30) days’ notice (and Seller shall terminate any such contracts on the Closing Date, unless such contracts are Accepted Service Contracts); or (ii) list the Property with any broker or otherwise solicit, negotiate or accept any offers to sell, lease or develop all or any part of the Property.

(c) Maintenance of Permits and Insurance. Seller shall maintain in existence all licenses, permits and approvals necessary or reasonably appropriate concerning the ownership or operation or improvement of the Property as well as all insurance currently affecting the Property.

(d) Ground Lease. Seller shall not amend, terminate or grant concessions regarding any Ground Lease.

(e) Leasing. Seller shall not amend, terminate, grant concessions regarding, or enter into any Lease without Buyer’s prior written consent which consent may be granted or withheld in Buyer’s sole discretion. If Buyer fails to object or otherwise reply to Seller’s request for consent within five (5) business days after receipt of Seller’s request and all information reasonably required in order to make an informed decision, Buyer shall be deemed to have objected to such proposed action. Seller shall use its commercially reasonable efforts to diligently market and lease vacant space in the Property to desirable, qualified tenants at the earliest practical date. In connection with the foregoing, Seller shall provide Buyer with leasing status reports on a monthly basis, with such information as Buyer may reasonably request. Any new Lease entered into after the Effective Date and approved pursuant to the provisions of this Section 3.1(e), together with the other Leases in effect on the Effective Date, are collectively referred to as the “Approved Leases”.

(f) Loan Documents. Seller shall timely comply with all of the terms and conditions of the Loan Documents. Seller shall not amend or terminate the Loan Documents without Buyer’s prior written consent (which may be withheld in Buyer’s sole discretion).

3.2 Damage. Risk of loss up to and including the Closing Date shall be borne by Seller. Seller shall promptly give Buyer written notice of any damage to any Site, describing such damage, stating whether such damage and loss of rents is covered by insurance and the estimated cost of repairing such damage. In the event of any “material damage” (described below) to any Site, Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller has provided the above described notice (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) business day period to make its election): (a) terminate this Agreement and the Earnest Money shall be immediately returned to Buyer; or (b) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage (less any sums expended by Seller to make repairs or restoration, and net of all other expenses incurred by Seller relating to such damage, including costs of collecting such awards or payments) and receive a credit at Closing for any deductible amount under said insurance policies, together with the amount of any uninsured repair costs. If Buyer fails to timely make such election, Buyer shall be deemed to have elected (a) above. If Buyer elects (b) above, Buyer may extend the Closing Date for the Property for up to an additional thirty (30) day period in which to obtain insurance settlement agreements with Seller’s insurers, and Seller will cooperate with Buyer in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the applicable Site is not materially

Appendix 9.8 - 9

damaged, then: (i) Buyer shall not have the right to terminate this Agreement in whole or in part pursuant to this Section 3.2; and (ii) at Closing, Buyer shall receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage (less any sums expended by Seller to make repairs or restoration, and net of all other expenses incurred by Seller relating to such damage, including costs of collecting such awards or payments) and receive a credit at Closing for any deductible amount under said insurance policies. “Material damage” and “materially damaged” means, with respect to each Site, damage: (x) which exceeds Five Hundred Thousand Dollars ($500,000) to repair; (y) that entitles tenants leasing, in the aggregate, more than ten percent (10%) of such Site to terminate its Lease; or (z) that is not fully covered by insurance proceeds, unless Seller provides Buyer with a credit at Closing equal to the uninsured repair costs. Seller has advised Buyer that the Paseo I and Paseo II Sites were damaged by hail (the “Paseo Damage”). Seller shall use commercially reasonable efforts to repair the Paseo Damage prior to Closing and if Seller fails to complete the repair of the Paseo Damage on or prior to the Closing Date, the provisions of this Section 3.2 shall be applicable to the Paseo Damage.

3.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted against any portion of any Site by any body having the power of eminent domain (each, a “Condemnation Proceeding”) that would result in a Major Loss (defined below), Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller provides written notice to Buyer of such proceedings together with all relevant information concerning such proceedings (and if necessary the Closing Date shall be extended to give Buyer the full ten (10) business day period to make such election): (a) terminate this Agreement and the Earnest Money shall be immediately returned to Buyer; or (b) proceed under this Agreement, in which event Seller shall, at the Closing Date, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer fails to timely make such election, Buyer shall be deemed to have elected (a) above. If any Condemnation Proceeding would not result in a Major Loss, then Buyer shall proceed under (b) above. A “Major Loss” shall mean any loss due to eminent domain proceedings which materially impairs the current use of or access to a Site or gives rise to the right of a Ground Lessor to terminate a Ground Lease or any Large Tenant or Hospital Tenant to terminate its Lease.

3.4 California Civil Code Section 1662. Seller and Buyer each expressly waive the provisions of California Civil Code Section 1662 and hereby agree that the provisions of Sections 3.2 and 3.3 above shall govern the parties’ obligations in the event of any damage or destruction to any Site or an eminent domain proceeding against any Site, as applicable.

ARTICLE 4 CLOSING

4.1 Closing. The Closing shall occur on the Closing Date through an escrow with the Title Company at the offices of the Title Company. Notwithstanding anything to the contrary contained in this Agreement, either of Buyer or Seller may, upon delivery of written notice to the other no later than November 1, 2011, extend the Outside Closing Date to December 1, 2011. Buyer and Seller shall execute supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement, so long as such instructions are not in conflict with this Agreement. The transactions described herein shall be closed by means of concurrent delivery of the documents of title, transfer of interest, delivery of Title Policies (or the Title Company’s written irrevocable commitment to issue such Title Policies) and the Purchase Price, customarily referred to as a “New York Style” closing.

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4.2 Conditions to the Parties’ Obligations to Close.

(a) Mutual Conditions. In addition to all other conditions set forth herein that may benefit one or more of Seller and Buyer, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the Closing shall be contingent upon the following conditions having been Materially Satisfied or waived: (a) the other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications (and each party shall deliver a certificate at Closing to such effect (hereinafter, the “Seller Closing Certificate” and “Buyer Closing Certificate”, respectively)); (b) there shall exist no pending or threatened claims or other proceedings against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement (including any bankruptcy or insolvency proceeding); (c) as of the Closing Date, the other party shall have materially performed its obligations hereunder and all deliveries to be made at or prior to the Closing Date shall have been tendered; and (d) all other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied. “Materially Satisfied” shall mean either (i) satisfied or (ii) unsatisfied, but in a way that (without giving effect to any materiality qualifiers that may be set forth in the description of such condition) does not result in a loss (including, without limitation, diminution in the value of a Site), cost, damage or expense in excess of $200,000 (other than the failure of Buyer or Seller to pay sums of money required to be paid hereunder).

(b) Buyer Conditions. As a condition to Buyer’s obligation to close, the following shall be Materially Satisfied or waived: (i) there shall be no written notice issued after the Effective Date by any governmental authority of any material violation of any applicable Laws with respect to the Property, which has not been corrected to the satisfaction of the issuer of the notice; (ii) Seller shall not be in material default, after the expiration of all applicable notice and cure periods, under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement, including, without limitation, the Loan Documents; (iii) the Leases shall be free from monetary and material non-monetary default by any Large Tenant or Hospital Tenant, after the expiration of all applicable notice and cure periods, and in full force and effect; (iv) no Hospital Tenant or Large Tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding; and (v) the Ground Leases shall be free from default after the expiration of applicable notice and cure periods and be in full force and effect.

(c) Failure of Condition. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing set forth in this Agreement has not been satisfied as of the Closing Date, such party may, in its sole discretion: (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date; (ii) elect on or before the Closing Date to extend the time available for the satisfaction of such condition by up to a total of thirty (30) days; or (iii) elect on or before the Closing Date to effect the Closing, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above. Any failure to timely elect to proceed under clauses (i), (ii) or (iii) above, shall be deemed an election to proceed under clause (iii) above. Notwithstanding anything to the contrary contained in this Section 4.2(c), in the event that any condition to Buyer’s obligations hereunder described in this Section 4.2 shall not have been Materially Satisfied, other than due to Seller’s default hereunder, Seller shall have the right (but not the obligation), by delivery of written notice to Buyer prior to

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the then-scheduled Closing Date, to extend the Closing Date for up to two (2) periods of up to thirty (30) days each in order to attempt to cure or Materially Satisfy such condition.

4.3 Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, for each Site, the applicable Seller entity shall deliver in escrow to the Title Company or outside of escrow to Buyer the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Deed. With respect to the Owned Sites, a special or limited warranty deed (warranting title for acts by, through or under Seller) (the “Deed”), in the form provided for under the law of the state where the applicable Site is located, or otherwise in conformity with the custom in such jurisdiction, conveying subject only to the Permitted Exceptions Seller’s fee interest in the Real Property. In addition, upon request with respect to any Ground Leased Site(s), Seller shall execute and deliver a Deed conveying subject only to the Permitted Exceptions Seller’s fee interest in the Improvements.

(b) Bill of Sale and Omnibus Agreement. A Bill of Sale and Omnibus Agreement in the form of Appendix 4.3(b) attached hereto (the “Omnibus Agreement”), together with written consents, to the extent necessary, from the parties providing the Warranties and Guarantees (as defined in the Omnibus Agreement).

(c) Assignment and Assumption of Leases. An assignment and assumption of leases in the form of Appendix 4.3(c) attached hereto (the “Assignment of Leases”).

(d) Notice to Tenants and Vendors. A notice to each tenant in a form reasonably requested by Buyer and reasonably approved by Seller as well as a notice to each vendor under the Accepted Service Contracts in a form reasonably requested by Buyer and reasonably approved by Seller.

(e) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law or by the Title Company in connection with the conveyance of real property or a ground leasehold interest therein.

(f) FIRPTA. An affidavit of Seller (the “FIRPTA Affidavit”) substantially in the form of Appendix 4.3(f) attached hereto. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Buyer may proceed in accordance with the withholding provisions imposed by Section 1445 of the Internal Revenue Code of 1986, as amended.

(g) Tenant Estoppels. Tenant Estoppels (or Seller Estoppel) satisfying the conditions in Section 2.7; provided, however, that the failure to obtain such Tenant Estoppels or Seller Estoppels after using commercially reasonable efforts to do so shall constitute the failure of a condition precedent and not a default by Seller hereunder.

(h) Terminations. Terminations, effective no later than Closing, of those Service Contracts which are not Accepted Service Contracts.

(i) CCRs. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use or improvement thereof, a recordable assignment, in form and substance satisfactory to Buyer and Seller,

Appendix 9.8 - 12

assigning any and all developer, declarant or other related rights or interests of Seller (or any Affiliate of Seller) in or under the CCRs (“Assignment of CCRs”).

(j) Title Policy. Either the Title Policy or, if not available, a currently effective, duly executed “marked-up” Title Commitment for the Real Property so long as the Title Company irrevocably commits in writing to issue the Title Policy in final form within a reasonable time after the Closing Date.

(k) Assignment of Ground Lease. With respect to Ground Leased Sites only, an assignment and assumption of the Ground Lease in the form of Appendix 4.3(k) attached hereto (the “Assignment of Ground Lease”).

(l) Ground Lessor Estoppel. With respect to Ground Leased Sites only, the Ground Lease Estoppel and Consent executed by each Ground Lessor and satisfying the conditions set forth in Section 2.8 hereof; provided, however, that the failure to obtain such Ground Lease Estoppel and Consent after using commercially reasonable efforts to do so shall constitute the failure of a condition precedent and not a default by Seller hereunder.

(m) Deer Valley Parking Subleases. With respect to the Deer Valley Parking Garage Ground Leased Site, an assignment and assumption of both the sublandlords’ and the subtenant’s interest in the two subleases for which Deerval Parking, LLC is the subtenant (“Deer Valley Parking Sublease Assignments”).

(n) Existing Debt Documents. Such documents and deliveries from or on behalf of Seller as may be required by the Lender to effect the conveyance of the Property subject to the Loan Documents pursuant to Section 2.9.

(o) Management Agreement. A Management Agreement in the form of Appendix 4.3(o) (the “Management Agreement”) executed by Ensemble Real Estate Services, Inc..

(p) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company and Buyer, the applicable affidavits of Seller as are attached to the Title Letter, transfer tax declarations, broker lien waivers, bulk sale clearances required under Section 9.14 hereof and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws and any other Closing deliveries required to be made by or on behalf of Seller.

4.4 Buyer’s Deliveries in Escrow. Except as specified below, at least one (1) business day prior to the Closing Date, Buyer shall deliver in escrow to the Title Company or outside of escrow to Seller the following, each duly executed and, where appropriate, in recordable form and notarized:

(a) Purchase Price. The Purchase Price, less the Earnest Money, plus or minus applicable prorations, deposited by Buyer with the Title Company on the Closing Date in immediate, same-day federal funds wired for credit into the Title Company’s escrow account.

(b) Omnibus Agreement. The Omnibus Agreement executed by Buyer.

(c) Assignment of Leases. The Assignment of Leases executed by Buyer.

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(d) Assignment of CCRs. The Assignment of CCRs executed by Buyer.

(e) Assignment of Ground Lease. For the Ground Leased Sites only, an Assignment of Ground Lease executed by Buyer.

(f) Deer Valley Subleases. The Deer Valley Parking Sublease Assignments executed by Buyer.

(g) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law or the Title Company in connection with the conveyance of real property or a ground leasehold interest therein.

(h) Existing Debt Documents. Such documents and deliveries from or on behalf of Buyer as may be required by the Lender to effect the conveyance of the Property subject to the Loan Documents pursuant to Section 2.9.

(i) Management Agreement. The Management Agreement executed by Buyer or one of its Affiliates.

(j) Other Deliveries. Such other documents, certificates and instruments reasonably necessary in order to effectuate the transactions described herein, including without limitation, evidence of the existence, organization and authority of Buyer and of the persons executing documents on behalf of Buyer, transfer tax declarations and any documents or representations necessary to comply with any applicable environmental transfer disclosure laws reasonably satisfactory to the Title Company and Seller.

4.5 Closing Statements. At least one (1) business day prior to the Closing Date, Seller and Buyer shall deposit with the Title Company executed closing statements for each Site consistent with this Agreement.

4.6 Possession; Books and Records. Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions. Seller shall also deliver to the offices of Buyer or the parties shall arrange for delivery at each Site: the original documents (to the extent in Seller’s possession or reasonable control) assigned to Buyer pursuant to the Assignment of Leases, the Assignment of Ground Lease, if applicable, and the Omnibus Agreement as well as complete copies or originals of all books and records, keys and other items pertaining to the Property (other than the Proprietary Documents). Seller shall cooperate with Buyer after Closing to transfer to Buyer any such information stored electronically. The obligations of Seller under this Section 4.6 shall survive Closing.

ARTICLE 5 PRORATIONS; COSTS

5.1 Prorations. Not less than three (3) business days prior to Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations under this Article 5. The items in this Section 5.1 shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. Credits to Buyer shall be credited against the Purchase Price and, if such amount is exhausted, shall be paid in cash by Seller to Buyer at the Closing. Post-closing re-prorations and adjustments shall be paid in cash.

(a) Taxes and Assessments. Buyer shall receive a credit for any accrued but unpaid real estate taxes and public and private assessments (“Taxes”) applicable to any period before the

Appendix 9.8 - 14

Closing Date, even if such taxes and assessments are not yet due and payable, and Seller shall receive a credit for any paid Taxes attributable to any period on or after the Closing Date. If the amount of any such taxes have not been determined as of the Closing Date, such credit shall be based on one hundred ten percent (110%) of the most recent ascertainable taxes. Such taxes shall be reprorated upon issuance of the final tax bill. Buyer shall receive from Seller a credit for any special assessments which are levied or charged against the Property with respect to any infrastructure improvements specifically made to serve the Property, to the extent then due and payable. Any other special assessments shall be prorated only for the year of Closing. If the Property has been designated or valued as agricultural, open space or other special category such that its sale or change of use would trigger the imposition of any “roll-back” or “catch-up” tax, Seller shall pay as and when due all such taxes and interest thereon and Seller’s obligation to pay any “roll-back” taxes shall survive the Closing. The credit received under this Section 5.1(a) shall not be duplicative of any credit received under Section 5.1(c) which is specifically allocable to such items.

(b) Income. Buyer shall receive from Seller a credit for any rent, exclusive of the hereinafter defined Operating Expense Pass-Throughs (and any applicable state or local tax on rent) under Leases and any other income generated by the Property collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing (but will be subject to post-closing prorations as provided herein) and Buyer shall have the right to collect delinquent rent. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant, first to the costs of such collection, then to such tenant’s current monthly rental and then to arrearages in the reverse order in which they were due, remitting to Seller, any balance properly allocable to Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Seller after Closing shall be held in trust and remitted to Buyer promptly after receipt for allocation and disbursement as provided in this Section 5.1(b). The provisions of this paragraph shall survive the Closing.

(c) Operating Expense Pass-Throughs. This subparagraph shall apply if any of the Leases provide for payment of additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-Throughs”) incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. At Closing, Seller shall provide Buyer a credit for the following, as reasonably estimated by Buyer and Seller: all Operating Expense Pass-Throughs collected from tenants for periods prior to Closing that have not yet been finally reconciled with such tenants, less amounts validly spent on items for which such charges were collected in accordance with the Leases. Once the final amounts of the Operating Expense Pass-Throughs are known for the period in which the Closing occurs, and the final adjustments are made with the tenants under the Leases with respect thereto, Buyer shall prepare and present to Seller a calculation of the reproration of such Operating Expense Pass-Throughs, based upon the actual amount of such items for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer’s calculation and Seller’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Buyer does not receive a notice of disapproval within ten (10) business days after require for approval. Seller may inspect Buyer’s books and records related to the Property to confirm the calculation.

(d) Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) made pursuant to the terms of any of the Leases shall be

Appendix 9.8 - 15

transferred or credited to Buyer at Closing. As of Closing, Buyer shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Buyer. If tenant security deposits are in the form of letters of credit or other non-cash collateral, Seller shall, at its cost and expense, cause such collateral to be properly transferred to Buyer on the Closing Date, together with the consent of the issuer of the letter of credit. Seller shall not apply any security deposit against any obligations under any Lease without Buyer’s prior written consent, which Buyer may withhold in its sole discretion.

(e) Utilities. Except for utilities which are in the name of and billed directly to tenants, Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. The credit received under this Section 5.1(e) shall not be duplicative of any credit received under Section 5.1(c) which is specifically allocable to such items. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing.

(f) Service Contracts. Seller or Buyer, as the case may be, shall receive a credit for regular charges under Accepted Service Contracts paid and applicable to Buyer’s period of ownership or payable and applicable to Seller’s period of ownership, respectively. Seller shall pay at Closing all amounts due and owing under those Service Contracts that are not Accepted Service Contracts.

(g) Ground Lease Rent. Periodic rent due under the Ground Leases, if any, shall be prorated at Closing but paid as and when actually due.

(h) Escrow and Reserve Accounts. All impounds, reserves and escrow accounts held by Lender with respect to the Existing Debt assumed by Buyer at Closing or held by a third party or Seller for its own account shall be prorated as follows: (i) to the extent such impounds, reserves and escrows relate to post-Closing obligations, Seller shall receive a credit against the Purchase Price in the amount thereof; provided that such impounds, reserves or escrow accounts are properly credited and transferred to Buyer at Closing; and (ii) to the extent such impounds, reserves and escrow accounts (including, but not limited to, any escrow accounts for capital expenditures) relate to obligations incurred or that should have been incurred by Seller prior to the Closing Date but remain unpaid or unperformed as of the Closing Date and Seller does not otherwise credit Buyer for the cost of paying or performing such obligations, Seller shall not receive a credit against the Purchase Price and Buyer shall have the right to use such impounds, reserves and escrow accounts to satisfy the same. Notwithstanding the foregoing, at Closing, Seller shall provide Buyer with (i) a credit in the amount of $168,108.73 (the “2010 Tax Credit”), representing the potential increase in 2010 Desert Samaritan real estate taxes if the percentage of the Site deemed to be taxable is increased for such tax year, or, in the alternative, at Seller’s election, Seller shall assign reserves in such amount relating to the Desert Samaritan Site to Buyer at no cost to Buyer and (ii) a credit in the amount of Seller’s pro rata share of $155,470.76 (the “2011 Tax Credit”), the potential increase in 2011 Desert Samaritan real estate taxes if the percentage of the Site deemed to be taxable is increased for such tax year, or, in the alternative, at Seller’s election, Seller shall assign reserves in such amount relating to the Desert Samaritan Site to Buyer at no cost to Buyer. Upon the date the statute of limitations prevents the taxing authority from being able to collect back taxes for the 2010 fiscal year, a reconciliation shall be made between the parties and an amount equal to the 2010 Tax Credit, less any amounts used to

Appendix 9.8 - 16

pay any increases in the 2010 Desert Samaritan real estate taxes based on an increase in the percentage of the Desert Samaritan Site deemed to be taxable for 2010, shall be promptly paid over by Buyer to Seller. In addition, upon the date the statute of limitations prevents the taxing authority from being able to collect back taxes for the 2011 fiscal year, a reconciliation shall be made between the parties and an amount equal to the 2011 Tax Credit, less any amounts used to pay any increases in Seller’s pro rata share of the 2011 Desert Samaritan real estate taxes based on an increase in the percentage of the Desert Samaritan Site deemed to be taxable for 2011, shall be promptly paid over by Buyer to Seller.

(i) Existing Debt. Buyer shall receive a credit for the unpaid principal balance of all Existing Debt assumed by Buyer at Closing plus all accrued and unpaid interest and other amounts due and payable (other than the fees for which Buyer is responsible pursuant to Section 2.9(a)(ii) above) with respect to such Existing Debt as of the Closing Date.

5.2 Post-Closing Corrections. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment and a post-Closing adjustment upon the final annual reconciliation of Operating Expense Pass-Throughs allocable to the calendar year or lease year (as defined in the individual Leases as applicable) in which the Closing occurs, provided such adjustment is claimed by such party within one (1) year after Closing. Real property tax refunds and credits (net of reasonable costs of obtaining same) received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits (net of reasonable costs of obtaining same) attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer. To the extent not paid directly to Seller, all sums and the amount of all credits that shall belong or be apportioned in favor of Seller, shall be paid by Buyer to Seller within ten (10) business days after receipt by Buyer or its successors or assigns of such sum or credit, and any credits owed to Buyer shall be paid to Buyer within ten (10) business days after Seller’s receipt of such sum or credit even if claimed more than one (1) year after Closing. The provisions of Article 5 shall survive Closing.

5.3 Costs; Transfer Taxes. Buyer shall pay: (a) one-half of the Title Company’s escrow fee, closing charges and any cancellation fee; (b) the cost of the “extended coverage” portion of the Title Policies and the Endorsements (other than Endorsements to cure items arising after the Effective Date), including any “extended coverage” Endorsement; (c) the costs associated with Buyer’s due diligence activities; (d) the cost of the Surveys, (e) the cost of recording fees for the conveyance instruments, other than transfer taxes which are to be paid as set forth below, and (f) all fees and charges and assumption costs described in Section 2.9 (including any mortgage tax, documentary stamp tax, intangible tax or similar tax which becomes payable by reason of any security instrument caused to be recorded on the Property in connection with the Existing Debt and any other fees and expenses associated with any financing obtained by Buyer). Seller shall pay: (a) one-half of the Title Company’s escrow fee, closing charges and any cancellation fee; (b) the cost of the Title Commitments and the “standard coverage portion” of the Title Policies (but not any Endorsements other than Endorsements to cure items arising after the Effective Date); and (c) all recording fees or other charges incurred in connection with clearing title, including without limitation any prepayment or release fees. Except as provided elsewhere herein, each party shall be responsible for their own attorney’s and other professional fees. All sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state, county or local law shall be paid by Seller. Seller and Buyer shall execute any applicable city, county and state transfer tax or other declarations.

5.4 Sales Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker or sales person in connection with this transaction other than Broker. Seller (which shall be the responsibility of Ensemble (defined below) on behalf of Seller) shall pay Broker any fee or commission due on account of this transaction in accordance with their separate

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agreement and shall indemnify, defend and hold Buyer harmless from and against any and all claims made by Broker against Buyer with respect to the transaction contemplated by this Agreement. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify, defend and hold harmless the other party from and against any such claim based upon any actual or alleged statement, representation or agreement of the indemnifying party. This provision shall survive Closing and any termination of this Agreement.

5.5 Wages. Buyer shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for any employees of Seller or of Seller’s property manager (collectively, the “Employees”). Buyer shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such Employees or arising from the termination of any such Employees at or prior to Closing.

5.6 Tenant Improvements and Allowances. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, leasing commissions, lease buyouts, moving expenses and other out-of-pocket costs which are the obligation of the landlord under Leases (collectively, “Lease Expenses”) shall be allocated between the parties according to whether such obligations arise in connection with: (a) Leases in place as of the date of this Agreement other than with respect to renewal or expansion rights under such Leases properly exercised after the date of this Agreement (collectively, “Existing TI Obligations”); or (b) Leases or amendments entered into during the term of this Agreement and approved by Buyer pursuant to Section 3.1(e) or renewals or expansion rights properly exercised after the date of this Agreement (“New TI Obligations”):

(a) Existing TI Obligations. If, by Closing, Seller has not completed and paid in full Existing TI Obligations, then the costs attributable thereto shall be credited against the Purchase Price at Closing and Buyer shall be responsible for completing and paying such Existing TI Obligations (and Buyer shall indemnify, defend and hold harmless Seller from and against any losses or damages resulting from Buyer’s failure to complete and/or pay the same, which indemnity shall survive the Closing).

(b) New TI Obligations. To the extent approved or deemed approved by Buyer in connection with New TI Obligations, and to the extent Buyer requests Seller to commence or Seller reasonably elects to commence such New TI Obligations prior to Closing, Buyer shall reimburse Seller at Closing for the cost of New TI Obligations performed and paid for by Seller.

(c) Evidence of Payment, Performance. At Closing, and to the extent applicable post-Closing, Seller shall provide lien waivers, payment affidavits, certificates of completion and other evidence reasonably necessary to confirm Seller’s performance and payment of the Existing TI Obligations and the New TI Obligations and shall provide such indemnity or other assurance to enable the Title Company to insure against any claims against the Property arising from work performed before Closing by or on behalf of Seller.

(d) Assignment of Contracts. If Buyer is responsible for completing any tenant improvement work pursuant to the foregoing provisions, Seller shall, at the Closing, assign the architect, contractor and other agreements relating to such improvements to Buyer and Buyer shall assume the same. Such assignment shall be in form and substance reasonably acceptable to Buyer and Seller and shall be accompanied by consents (to the extent required) to such assignment from the parties obligated under such agreements.

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(e) Change Orders. Seller shall not agree to any material change orders or additions to tenant improvements or material changes in the scope of work or specifications (other than field change orders or, to the extent borne by Tenant, Tenant-requested change orders) with respect to Existing TI Obligations or New TI Obligations without Buyer’s prior written approval, which shall be reasonably given or withheld within five (5) business days after request therefor.

(f) Indemnity. If, during the course of completing the Existing TI Obligations, Seller or its agents, employees or contractors damage or destroy the Property, Seller shall promptly restore the Property to its condition immediately prior to such damage or destruction. Seller shall indemnify, defend and hold Buyer harmless from any liens arising out of performance of the Existing TI Obligations by Seller arising prior to the Closing. Upon Buyer’s written request, Seller shall provide evidence of its and its contractor’s liability insurance prior to performing the Existing TI Obligations.

(g) Survival. The provisions of this Section 5.6 shall survive the Closing for a period of one (1) year; provided, however, that so long as a party provides written notice of a potential claim under this Section 5.6 within such one (1) year period and has brought an action thereon within six (6) months of the end of such one (1) year period, the provisions of this Section 5.6 shall survive until the full and final resolution of such claim.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1 Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate the Closing, Seller represents and warrants to Buyer that:

(a) Organization and Authority. Each entity comprising Seller is validly existing in the state of its formation, and is in good standing and is qualified to do business in the state in which the Real Property is located. Each entity comprising Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller on or prior to the Closing Date and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller on or prior to the Closing Date will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. Except as disclosed in the Property Information and except for personal injury or property damage actions for which there is adequate insurance coverage and where the insurer has accepted the tender of defense without reservation, there is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened with regard to the Property. Except as set forth in any Title Commitment, Seller has not received any written notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property. Other than this Agreement, the documents delivered on or prior to the Closing Date pursuant hereto, the Permitted Exceptions, the applicable Ground Leases, the Loan Documents (to the extent Buyer assumes same), and the Accepted Service Contracts, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party and which would be binding on Buyer after the Closing Date.

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(c) Rent Roll and Leases. The documents constituting the Leases that are delivered to Buyer pursuant to Section 2.2 are true, correct and complete copies in all material respects of all of the Leases affecting the Property, including any and all amendments and guarantees. To Seller’s knowledge, all information set forth in the Rent Roll is true, correct, and complete in all material respects as of its date. Except as set forth on Appendix 6.1(c), there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. The Leases are in full force and effect and Seller has not received written notice that it is in default thereunder after the expiration of applicable notice and cure periods (and if such default is not cured by the Closing Date, without regard to applicable notice and cure periods, Buyer shall receive a credit for the cost of such cure). To Seller’s best knowledge and except as disclosed in the most recently delivered Rent Roll prior to the Effective Date or on Appendix 6.1(c), none of the tenants are in default after the expiration of any cure period and no tenants have asserted nor do any of the tenants have presently exercisable defenses or offsets to rent accruing after the Closing Date. Except as set forth on Appendix 6.1(c), all of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. Except as disclosed on Appendix 6.1(c), there are no agreements between Seller and any tenant other than the Leases. Except in connection with any debt being released at Closing or specifically assumed by Buyer, Seller has not assigned or pledged the Leases or Rents or any interest therein. The items and amounts listed in Appendix 6.1(c) are a true, correct and complete list of all of the Lease Expenses that have not been paid in full as of the date of this Agreement.

(d) Service Contracts. Except as disclosed on Appendix 6.1(d), the list of Service Contracts as well as the copies delivered to Buyer as part of the initial Property Information are true, correct, and complete copies in all material respects of all the Service Contracts affecting the Property. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract.

(e) Operating Statements. To Seller’s knowledge, the Operating Statements delivered to Buyer pursuant to Section 2.2 of this Agreement show all items of income and expense (operating and capital) incurred in connection with the ownership, operation, and management of the Property for the periods indicated and are true, correct, and complete in all material respects. To Seller’s knowledge, no materially adverse change has occurred from the respective dates of such Operating Statements to the date hereof.

(f) Permits, Legal Compliance, and Notice of Defects. To Seller’s knowledge, Seller has all licenses, permits and certificates necessary for the use, occupancy and operation of the Property (including, without limitation, all certificates of occupancy), all of which are in full force and effect, and Seller has not taken or failed to take any action that would result in their revocation, and has not received any written notice of an intention to revoke any of them. Except as set forth on Appendix 6.1(f), Seller has received no written notice that either the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property. Except as set forth on Appendix 6.1(f), Seller has not received any written notice from any insurance company or underwriter, nor is it aware, of any defects that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums. Except as set forth on Appendix 6.1(f), Seller has not received written notice from any governmental authority or other person of any violation of zoning, building, fire,

Appendix 9.8 - 20

health, environmental, or other statutes, ordinances, regulations or orders (including those respecting the Americans with Disabilities Act), or any restriction, condition, covenant or consent in regard to the Property or any part thereof which have not been corrected to the satisfaction of the issuer.

(g) Litigation. Except as set forth on Appendix 6.1(g), Seller has not received notice of any litigation which has been filed against Seller or that arises out of the ownership of the Improvements and to Seller’s knowledge there are no pending or threatened claims or causes of action (including, without limitation, construction disputes) with respect to the ownership of the Property or the construction of the Improvements.

(h) Environmental. Except as may be provided in any environmental report included within the Property Information or otherwise obtained by Buyer and for de minimis amounts of Hazardous Materials used, stored and disposed of in accordance with Environmental Laws and used in connection with the ordinary maintenance and operation of the Property, (i) to Seller’s knowledge, neither Seller nor any tenant or other occupant has manufactured, generated, stored, released or discharged from or onto the Property any Hazardous Materials, and (ii) Seller has not received written notice of any violation of Environmental Laws related to the Property. To Seller’s knowledge, there are no underground storage tanks located on the Property.

(i) Property Information. To Seller’s knowledge, copies of the Property Information have been delivered to Buyer and are true, correct and complete copies; and to Seller’s knowledge, Seller is not aware of any material inaccuracy or omission in such information. To Seller’s knowledge, the Proprietary Documents do not contain any material information that would likely affect a reasonable buyer’s decision to purchase the Property.

(j) ERISA. Seller is not and is not acting on behalf of: (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended; or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plans.

(k) Patriot Act. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions described herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions described herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(l) Insurance. Seller now has in full force and effect the insurance coverages relating to the Property described on Appendix 6.1(l) attached hereto and made a part hereof (the “Insurance Policies”).

(m) Zoning. Except as disclosed on Appendix 6.1(m), Seller is not a party to nor, to Seller’s knowledge, is there any threatened proceeding for the rezoning of the Land or the Improvements or any portion thereof, or the taking of any other action by governmental authorities that would have an adverse or material impact on the value of the Property or use thereof.

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(n) Real Estate Taxes. Except as set forth on Appendix 6.1(n), Seller has not received any written notice of any proposed increase in the assessed valuation of the Land or the Improvements. Except as set forth on Appendix 6.1(n) there is not now pending, and Seller agrees that it will not without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Land or the Improvements or any other relief for any tax year. Except as set forth on Appendix 6.1(n), there are no outstanding written agreements with attorneys or consultants with respect to real estate taxes that will be binding on Buyer or the Property after the Closing. Except as set forth on Appendix 6.1(n) or as otherwise disclosed by the tax bills, no special assessments of any kind (special, bond or otherwise) are or have been levied against the Land or Improvements, or any portion thereof, that are outstanding or unpaid, and to Seller’s knowledge none will be levied prior to Closing.

(o) Physical Condition. To Seller’s knowledge, except as may be disclosed in the Property Information or in any inspection report obtained by Buyer, the Improvements contain no material structural defects.

(p) Ground Lease. Each Ground Lease is in full force and effect, and Seller has not assigned, modified, supplemented, or amended any Ground Lease (except as identified in the definition of “Ground Lease” herein). Seller has not received any written notice of any default by Seller with respect to any Ground Lease nor, to Seller’s knowledge, has any event or omission occurred which, with the giving of notice or the lapse of time, or both, would constitute a default thereunder. No Ground Lessor is in default under any Ground Lease nor has any event or omission occurred which, with the giving of notice or the lapse of time, or both, would constitute a default by the applicable Ground Lessor thereunder. Except as disclosed on Appendix 6.1(p), no leasing or other fees or commissions are due nor will any become due in connection with any Ground Lease or any renewal or extension or expansion thereof. There are no other material agreements, whether oral or written, between Seller and Ground Lessor concerning the Property that will be binding on the Property or Buyer post-Closing.

(q) Loan Documents. The Loan Documents are in full force and effect and Seller has received no written notice of any default thereunder. The documents listed on Appendix 2.9 hereto are all of the documents evidencing, executed, or issued in connection with the Existing Debt and have not been amended or modified except as listed thereon. All Loan Documents delivered to Buyer pursuant to Section 2.2 hereof are true and complete copies. Except as set forth on Appendix 2.9, all interest and other payments required under the Existing Debt have been paid through the date currently due. Except as set forth on Appendix 2.9, there is no default by Seller or, to Seller’s knowledge, Lender, with respect to the Loan Documents or the Existing Debt. All reserve or escrow accounts required by the Loan Documents and the approximate amounts contained in such accounts, as both are set forth on Appendix 2.9 hereto, are the only sums escrowed by the Lender.

(r) There are no collective bargaining agreements that will affect the Property after the Closing Date.

The term “Seller’s knowledge” or any similar phrase shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge, and without any duty to investigate, of Randy McGrane, Michael Moskowitz and Kambiz Babaoff, but such individuals have no personal liability in connection herewith. There shall be no duty imposed or implied to investigate, inspect or audit any such matters.

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6.2 Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate the Closing, Buyer represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized and is validly existing as a Delaware corporation. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

6.3 Survival of Representations and Warranties. The representations and warranties set forth in this Section 6 and in any documents (other than any Deeds or Assignments of Ground Leases, for which the warranties shall survive indefinitely) executed by Seller in connection with this transaction shall be survive the Closing for a period of one (1) year; provided, however, that so long as a party provides written notice of a potential claim under this Section 6 within such one (1) year period and has brought an action thereon within six (6) months of the end of such one (1) year period, the provisions of this Section 6 shall survive until the full and final resolution of such claim.

ARTICLE 7 DEFAULT AND REMEDIES

7.1 Seller’s Default. If the Closing fails to occur as a result of Seller’s default and such default is not cured within five (5) days after notice to Seller, Buyer shall be entitled, as its sole and exclusive remedy, to: (i) terminate this Agreement and receive the Earnest Money, together with an amount equal to all of Buyer’s out of pocket costs and expenses incurred in connection with this Agreement and Buyer’s activities taken with respect thereto (not to exceed $500,000) (provided that this provision shall not (a) limit Buyer’s right to receive reimbursement for attorneys’ fees or other enforcement costs pursuant to Section 9.7 or (b) waive or affect Buyer’s rights and Seller’s obligations under any indemnification provision in this Agreement); or (ii) specific performance of Seller’s obligations hereunder, provided that Buyer files such specific performance action no later than seventy-five (75) days after the scheduled Closing Date, it being acknowledged that the Property is unique and that monetary damages would not be an adequate remedy; provided, however, that in the event of fraud by Seller, Buyer shall be entitled to pursue any and all rights and remedies that may be available under this Agreement, in equity or at law.

7.2 Buyer’s Default. IF THE CLOSING FAILS TO OCCUR DUE TO THE DEFAULT OF BUYER AND SUCH DEFAULT IS NOT CURED WITHIN FIVE (5) DAYS AFTER NOTICE TO BUYER, THEN SELLER’S SOLE REMEDY IN SUCH EVENT SHALL BE TO TERMINATE THIS AGREEMENT AND TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, SELLER WAIVING ALL OTHER RIGHTS OR REMEDIES IN THE EVENT OF SUCH DEFAULT BY BUYER (PROVIDED THAT THIS PROVISION SHALL NOT (I) LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES OR OTHER ENFORCEMENT COSTS PURSUANT TO SECTION 9.7, OR (II) WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S OBLIGATIONS UNDER ANY INDEMNIFICATION PROVISION IN THIS AGREEMENT). THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER UNDER THIS AGREEMENT WILL BE DIFFICULT TO ASCERTAIN, AND

Appendix 9.8 - 23

THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES’ BEST ESTIMATE OF SUCH DAMAGES. SUCH RETENTION OF THE EARNEST MONEY BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE, AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTION 3275 OR SECTION 3369 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR PROVISION. IF SELLER IS ENTITLED TO THE EARNEST MONEY, SELLER SHALL RETAIN OR CAUSE ESCROW AGENT TO DELIVER THE ENTIRE EARNEST MONEY TO SELLER, AND BUYER SHALL DELIVER AN INSTRUMENT CONFIRMING SUCH RELEASE PROMPTLY UPON DEMAND OF SELLER.

Seller’s initials	Buyer’s initials

7.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of any Title Commitment.

ARTICLE 8 DISCLAIMERS AND WAIVERS

8.1 AS IS SALE; DISCLAIMERS. BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AND/OR BUYER AT CLOSING, NEITHER BUYER NOR SELLER HAS MADE, AND BUYER AND SELLER DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCE OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS, MOLD OR MOLD CONDITION AND/OR METHANE GAS AND TAR (BUYER SPECIFICALLY ACKNOWLEDGING THAT PORTION OF THE PROPERTY MAY BE SUBJECT TO SEEPAGE OR METHANE GAS AND TAR FROM EXISTING UNDERGROUND CONDITIONS), (I) ZONING OR OTHER LAND USE REGULATION TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (J) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (K) USAGES OF ANY ADJOINING PROPERTY, (L) ACCESS TO THE PROPERTY OF ANY PORTION THEREOF, (M) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OF CLAIMS ON OR AFFECTING

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OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (N) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATION OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (O) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (P) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR IMPROVEMENTS, (Q) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (R) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, OR (S) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

ADDITIONALLY, EXCEPT AS SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AND/OR BUYER AT CLOSING, NO PERSON ACTING ON BEHALF OF BUYER OR SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF BUYER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE DELIVERED BY SELLER AND/OR BUYER AT CLOSING, UPON CLOSING, BUYER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED (AND BUYER DOES HEREBY WAIVE, RELINQUISH AND RELEASE) SELLER (AND ITS RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS) (COLLECTIVELY, THE “SELLER RELEASED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST BUYER AND SELLER (AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OR ANY APPLICABLE LAWS AND ANY AND ALL OTHER FACTS, OMISSIONS, EVENTS CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 8.1 OR ELSEWHERE IN THIS AGREEMENT , IN NO EVENT SHALL SELLER OR ANY OF THE SELLER RELEASED PARTIES BE RELIEVED OF ANY LIABILITY, NOR SHALL BUYER BE PREVENTED FROM PURSUING ANY RECOURSE AGAINST SELLER WITH RESPECT TO, AND NOTHING CONTAINED IN THE FOREGOING PROVISIONS OF THIS SECTION 8.1 SHALL IN ANY MANNER LIMIT ANY CLAIMS AGAINST OR LIABILITIES OF SELLER OR THE SELLER RELEASED PARTIES ARISING OUT OF (A) ANY BREACH BY SELLER OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS OR EXHIBITS HERETO, (B) ANY OTHER OBLIGATION OR LIABILITY OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS OR EXHIBITS HERETO, (C) ANY CLAIMS BY A PARTY OTHER

Appendix 9.8 - 25

THAN BUYER OR AN AFFILIATE OF BUYER ARISING DURING SELLER’S PERIOD OF OWNERSHIP, OR (D) SELLER’S FRAUD OR INTENTIONAL MISREPRESENTATION.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED OR MADE AVAILABLE TO BUYER WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE TITLE INFORMATION OR PROPERTY INFORMATION) WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT NEITHER BUYER NOR SELLER HAS MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT TO THE EXTENT OTHERWISE SET FORTH EXPRESSLY HEREIN OR THE OTHER DOCUMENTS TO BE DELIVERED BY SELLER AND/OR BUYER AT CLOSING, MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. NEITHER BUYER NOR SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES IF OR SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

WITHOUT LIMITATION ON THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED OR CONSTRUED AS A REPRESENTATION, WARRANTY OR COMMITMENT BY BUYER OR SELLER THAT ANY TITLE INSURANCE OR FINANCING SHALL BE AVAILABLE TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER NOR SHALL SUCH TRANSACTIONS OR THE OBLIGATIONS OF THE PARTIES IN ANY WAY BE CONDITIONED UPON THE AVAILABILITY OF ANY SUCH TITLE INSURANCE OR FINANCING.

BUYER IS AWARE OF THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTIONS READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BUYER HEREBY WAIVES THE PROVISIONS OF SAID SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND THE PROVISIONS OF ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS WHICH BUYER DID NOT KNOW OR SUSPECT TO EXIST AT THE TIME OF RELEASE, WHICH, IF KNOWN, WOULD HAVE MATERIALLY AFFECTED THE DECISION TO AGREE TO THIS RELEASE. BUYER HEREBY AGREES, REPRESENTS AND WARRANTS TO SELLER AND ITS RESPECTIVE AFFILIATES THAT IT HAS HAD ADVISE OR COUNSEL OF ITS OWN CHOOSING IN NEGOTIATIONS FOR AND THE

Appendix 9.8 - 26

PREPARATION OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS READ THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE FOREGOING RELEASE, THAT IT HAS HAD THE FOREGOING RELEASE FULLY EXPLAINED BY SUCH COUNSEL, AND THAT IT IS FULLY AWARE OF ITS CONTENTS AND LEGAL EFFECT.

Buyer’s Initials	Seller’s Initials

ARTICLE 9 MISCELLANEOUS

9.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement in whole or in part without Seller’s consent to an one (1) or more Affiliates. Buyer shall not be relieved of its obligations under this Agreement in the event of such assignment or assignments and all actions to be taken by, or documents to be delivered to, Buyer shall be made by or delivered to such assignee or assignees. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devises of the parties.

9.2 Headings; Entirety; Amendments. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

9.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.4 Governing Law; Survival; Calculation of Time Periods; Time. This Agreement shall, in all respects, be governed and enforced in accordance with the law of the State of Illinois. Except as otherwise set forth in this Agreement, the provisions of this Agreement that contemplate performance after the Closing Date, the obligations of the parties not fully performed by the Closing Date, and all indemnities set forth in this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the documents to be provided on or prior to the Closing Date. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:30 p.m. Chicago, Illinois time. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THIS AGREEMENT.

9.5 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

Appendix 9.8 - 27

9.6 Confidentiality. Except as and to the extent required by law or the rules of any applicable stock exchange, without the prior written consent of the other, neither Buyer, Seller nor any of their respective Affiliates will, and each of Buyer and Seller will direct its agents and representatives not to, make any public statement or otherwise disclose to any person or party any of the existence, contents or terms of this Agreement, the transaction contemplated hereunder or the identities of the parties. If a party is required by law or stock exchange to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons such disclosure is required by law or the rules of any applicable stock exchange and the time and place that the disclosure will be made. Notwithstanding the forgoing, the foregoing restrictions shall not apply to any disclosures that Buyer, its Affiliates or Universal Health Realty Income Trust, as the case may be, may make (i) to comply with state and federal securities laws, which such party may do at any time in its discretion provided that Buyer or Seller, as applicable, provides the contents of any such disclosure is provided to the other party prior to such disclosure or (ii) as it reasonably deems advisable in connection with an earnings call, an investor inquiry or a similar matter, provided that Buyer or Seller, as applicable, shall use commercially reasonable efforts to provide the contents of any such disclosure to the other party prior to or promptly after such disclosure. In addition, to the extent disclosure of this Agreement or the transaction contemplated hereunder is required to obtain any third-party approvals for the transaction contemplated hereunder to close then Buyer and Seller shall be entitled to disclose the existence and nature of the proposed transactions to only those parties whose approval is required and only to the extent necessary to obtain such approvals.

9.7 Enforcement Expenses. Should either party employ attorneys or arbitrators to enforce any of the provisions hereof, the non-prevailing party shall pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees and costs, expended or incurred in connection therewith.

9.8 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties in the manner and at the addresses set forth in Appendix 9.8.

9.9 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed on or prior to the Closing Date and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered on or prior to the Closing Date or any exhibits or amendments thereto.

9.10 Information Cooperation. At Buyer’s request, at any time before or after the Closing, Seller shall provide to Buyer’s designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Buyer is required to have the Property audited under the regulations of the Securities and Exchange Commission (but excluding any Proprietary Documents). Buyer agrees to indemnify and hold harmless Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this paragraph, except to the extent any such claim, damage, loss or liability arises from Seller’s fraud or intentional misrepresentation.

9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

9.12 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party on or prior to the Closing Date, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to

Appendix 9.8 - 28

consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

9.13 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.14 Bulk Sales. If any applicable provisions of Law require that any state or local taxation authorities be notified of the transactions contemplated herein, or if clearance is required of such authorities, each in order to permit the transfer of the Property as contemplated herein without liability to Buyer for any state or local taxes required to be paid or collected by Seller prior to the Closing Date, it shall be a condition precedent to the obligations of Buyer hereunder that all such notification and clearance requirements shall have been complied with and Buyer shall have received the requisite clearances and releases from further liability. Seller shall, within ten (10) days after the Effective Date make all filings necessary to obtain such clearances, and shall contemporaneously provide Buyer with copies of all such filings.

9.15 1031 Exchange. Either of Buyer or Seller may consummate the purchase and sale of the Property (or any one (1) or more Sites or ground leasehold interest therein) as part of one (1) or more so-called like kind exchanges (each, the “Exchange”) pursuant to Section 1031 of the Code, provided that: (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to such party’s obligations under this Agreement; (2) such party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, if the Agreement must be assigned; (3) the requesting party shall pay any additional costs that would not otherwise have been incurred by either party had the requesting party not consummated its purchase through the Exchange; (4) the non-requesting party’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall the non-requesting party be responsible for compliance with or be deemed to have warranted to the requesting party that the Exchange in fact complies with § 1031 of the Code; and (5) the requesting party shall indemnify, defend, and hold the non-requesting party harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith.

9.16 Mutual Execution. Until this Agreement has been duly executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller (which may occur by facsimile or email transmission), this Agreement shall not be legally binding against the parties. Execution of this Agreement by Buyer shall constitute an offer to acquire the Property on the terms and conditions set forth herein but, if not executed by Seller within five (5) days after delivery by Buyer, it may be withdrawn by Buyer in its discretion at any time thereafter.

9.17 Cooperation. The parties agree to cooperate and work together in good faith and to take such reasonable actions (consistent with the requirement of this Agreement) as may be reasonably necessary to bring the project contemplated herein to fruition in a timely manner.

9.18 No Offer. Submission of this Agreement for examination or signature by Buyer is not effective as an agreement to sell the Property or otherwise until the Agreement is executed and delivered by both Buyer and Seller.

9.19 Limitation on Liability; Indemnity.

Appendix 9.8 - 29

(a) Buyer acknowledges and agrees that neither the direct or indirect members, managers, managing members, shareholders, officers, employees nor affiliates of Seller (individually and collectively, a “Seller Party”) shall be liable for obligations entered into by or on behalf of Seller. Except as otherwise expressly provided herein, neither Seller nor any Seller Party shall be liable for any indirect, incidental, speculative, punitive, special, or consequential damages of any kind including, but not limited to, loss of revenue, loss of goodwill, loss of business opportunity, loss of profits, losses related to third party claims or any one or more of them arising in any manner from this Agreement or any document executed by Seller in connection herewith or the performance or nonperformance of obligations related thereto regardless of the foreseeability thereof.

(b) Seller and Buyer shall indemnify, defend and hold the other (the “Indemnified Party”) harmless from any liability, claim, demand, loss, expense or damage that is arising out of the breach or inaccuracy of any of the indemnitor’s representations and warranties set forth herein. The obligations of the parties under this Section 9.19(b) shall survive the Closing Date, subject to the time limitations and other provisions set forth in Section 9.19(c) below.

(c) Notwithstanding anything to the contrary contained in this Agreement, except as it relates to Section 5 of this Agreement, Buyer hereby agrees that Seller shall have no liability (and Buyer shall make no claim against Seller) for a breach of any obligation of Seller under this Agreement or any document executed by Seller in connection herewith, or any indemnification obligation thereunder unless the valid claims for all such breaches and indemnification collectively aggregate to more than One Hundred Thousand Dollars ($100,000); provided, however, Buyer shall be entitled to seek recovery back to dollar one – i.e., the foregoing is not a deductible. In addition, the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer or Buyer’s successors and assigns for all breaches of this Agreement (other than breaches of Section 5 of this Agreement) or any document executed by Seller in connection with this Agreement, and any indemnification obligation thereunder, shall in no event exceed Five Million Dollars ($5,000,000). The provisions of this Section 9.19 shall survive the Closing and shall not merge with the Deed. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that any action or claim asserted by Buyer against Seller or any of the Seller Parties must (i) be the subject of a written notice from Buyer to Seller within one (1) year after the Closing, and (ii) be filed (if at all) in a court of competent jurisdiction prior to the date that is six (6) months after the expiration of the one (1) year survival period, and Buyer hereby waives any right to bring any such claim or action thereafter. Buyer’s remedies for Seller’s breach of this Agreement prior to Closing shall be as set forth in Section 7.1 above.

9.20 Recordation. Buyer shall not record this Agreement or any memorandum thereof.

9.21 Facsimile Signatures. Facsimile machine, email or .pdf copies of an original signature by either party on this Agreement shall be binding as if said copies were original signatures.

9.22 Return of Seller’s Documents. If this Agreement is terminated for any reason, Buyer shall, within ten (10) business days following such termination, either (a) destroy such documents and provide Seller with a letter certifying such destruction or (b) deliver to Seller all documents and materials relating to the Property previously delivered to Buyer by Seller and copies of all reports, studies, documents and materials obtained by Buyer from third parties in connection with the Property and Buyer’s investigation thereof.

Appendix 9.8 - 30

9.23 Survival. Unless otherwise expressly herein stated to survive, all representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing, and Seller shall have no liability to Buyer after Closing for any matter disclosed by Seller or learned by Buyer prior to Closing. This Section 9.23 shall survive the Closing or termination of this Agreement.

9.24 Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller or Seller’s broker, if any, is required to disclose if the Site located within California lies within the following natural hazard areas or zones: (1) a special flood hazard area designated by the Federal Emergency Management Agency (Cal. Civ. Code § 1102.17); (2) an area of potential flooding (Cal. Gov. Code § 8589.4); (3) a very high fire hazard severity zone (Cal. Gov. Code § 51183.5); (4) a wild land area that may contain substantial forest fire risks and hazards (Pub. Resources Code § 4136); (5) an earthquake fault zone (Pub. Resources Code § 2621.9); or (6) a seismic hazard zone (Pub. Resources Code § 2694). Seller has engaged the services of Disclosure Source (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purpose of enabling each of Seller and Seller’s broker to fulfill its disclosure obligations with respect to the foregoing natural hazards and to report the result of its examination to Buyer in writing. The natural hazard disclosure report prepared by the Natural Hazard Expert shall be delivered to Buyer within five (5) Business Days following the Effective Date.

[Signature Page Follows]

Appendix 9.8 - 31

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the day and year written below.

SELLER:

CANYON HEALTHCARE PROPERTIES, LLC

By:	Ensemble Healthcare Properties, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

COBRE PROPERTIES, LLC

By:	Ensemble Healthcare Properties, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Appendix 9.8 - 32

DEERVAL PROPERTIES, LLC

By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

DEERVAL PROPERTIES II, LLC

By:	Ensemble Healthcare Properties, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Appendix 9.8 - 33

DEERVAL PARKING, LLC, a Delaware limited liability company

By:	Deerval Properties, LLC, a Delaware limited liability company, member

	By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

	By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

By:	Deerval Properties II, LLC, a Delaware limited liability company, member

	By:	Ensemble Healthcare Properties, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

	By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Appendix 9.8 - 34

DSMB PROPERTIES, LLC

By:	Ensemble Desert Properties, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

LITCHVAN INVESTMENTS, LLC

By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Appendix 9.8 - 35

PASEO MEDICAL PROPERTIES, LLC

By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

WILLETTA MEDICAL PROPERTIES, LLC

By:	UHT/Ensemble I, LLC, a Delaware limited liability company, its sole member

	By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

	By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Appendix 9.8 - 36

SIERRA MEDICAL PROPERTIES, LLC

By:	Ensemble Investments, LLC, an Arizona limited liability company, member

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

By:	Universal Health Realty Income Trust, a Maryland real estate investment trust, member

	By:	/s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

BUYER:

VENTAS HEALTHCARE PROPERTIES, INC., a Delaware corporation

By: /s/ T. Richard Riney
Name: T. Richard Riney
Title: Executive Vice President, General Counsel and Associate Secretary

Appendix 9.8 - 37

Joinder

The undersigned, Universal Health Realty Income Trust, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement, and agrees that it is jointly and severally liable, as a principal and not as a surety, for Seller’s obligations under the Agreement and the documents executed in connection therewith.

GUARANTOR:

UNIVERSAL HEALTH REALTY INCOME TRUST

By: /s/ Cheryl K. Ramagano
Name: Cheryl K. Ramagano
Title: Vice President and Treasurer

Joinder

The undersigned, Ensemble Investments, LLC (“Ensemble”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby duly executes with proper authority and joins in the execution of this Agreement for the sole purpose of agreeing to be bound by Ensemble’s obligations pursuant to Section 5.4 hereof.

GUARANTOR:

ENSEMBLE INVESTMENTS, LLC

By: /s/ Kam Babaoff
Name: Kambiz Babaoff
Title: Manager

Appendix 9.8 - 38